AMENDMENT NO. 1

                                       TO

                       STEWART & STEVENSON SERVICES, INC.

                       1988 NONSTATUTORY STOCK OPTION PLAN

                                  (the "Plan")

1.   Paragraph 5.d of the Plan is amended to read in its entirety as follows:

d. Payment of Purchase Price upon Exercise: Each option shall provide that the purchase price of the shares as to which an option shall be exercised shall be paid to the Company at the time of exercise either in cash or in Stock already owned by the Employee for a period of not less than six (6) months and having total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and previously owned Stock having a total fair market value, as so determined, equal to the purchase price.

2.   Paragraph 5.e of the Plan is amended to read in its entirety as follows:

e. Effect of Termination: Except as set forth below, all rights of any Employee shall cease and all options granted pursuant to the Plan shall terminate upon the termination of an Employee's employment with the Company.

          i. If an Employee's employment with the Company shall be terminated for any reason other than death, disability, retirement or cause, the Employee shall have the right, during the period ending thirty (30) days after such termination, to exercise any option granted under the Plan to the extent that it was exercisable at the date of termination of such employment and shall not have been exercised, but in no event later than the date such option would have expired had it not been for the termination of the Employee's employment.

          ii. If an Employee's employment with the Company shall be terminated by reason of death, disability or retirement, all options granted to such Employee shall become immediately exercisable and the Employee (or the Employee's estate, subject to the terms of clause iv. below) shall have the right, during the period ending one (1) year after such termination, to exercise such option but in no event later than the date the option would have expired had it not been for the termination of the Employee's employment. The term "disability" as used in this subsection means total and permanent disability. The terms "disability" and "retirement" shall be determined in accordance with applicable Company personnel policies as interpreted in the exercise of the Committee's discretion.

          iii. Upon the event of the Employee being terminated for cause, all right to exercise any option shall terminate at the date of such termination of employment. For this purpose, termination for cause shall mean termination of the Employee's employment by written notice to the Employee specifying the event relied upon for such termination, due to the Employee's misconduct with respect to duties including but not limited to commission of a felony or perpetration of a common law fraud which has resulted or is likely to result in economic damage to the Company, all as the Committee, in its sole discretion, may determine.

          iv. No transfer of an option by an Employee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice of the same and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the transferee or transferees of the terms and conditions of such option.

3. Paragraph 1 of this Amendment No. 1 shall be effective as of June 13, 1990. Paragraph 2 of this Amendment No. 1 shall become effective upon receipt of a No Action Letter from the Securities and Exchange Commission indicating that approval of this Amendment by the Shareholders of the Company is not required for options granted pursuant to the Plan, as modified by the Amendment, to be exempt from Section 16(b) of the Exchange Act of 1934 pursuant to Rule 16(b)-3 promulgated thereunder.

4. Every stock option agreement now outstanding pursuant to the Plan shall be amended to include the terms of this Amendment No. 1.